Exhibit 99.1

FOR IMMEDIATE RELEASE                               FOR FURTHER INFORMATION
April 19, 2006                                      Brendan J. McGill
                                                    Senior Vice President & CFO
                                                    (215-256-8828

SUMMARY: Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Second Quarter Earnings for Fiscal Year 2006

      Harleysville, PA., April 19, 2006 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.16 per share on the Company's common stock. This represents an increase of 6.7% over the cash dividend paid during the same quarter last year. This is the 75th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on May 24, 2006 to stockholders of record on May 10, 2006.

      Net income for the second quarter of fiscal year 2006 amounted to $1,161,000 or $.29 per diluted share compared to $1,242,000 or $.32 per diluted share for the same quarter a year ago.

      Net income for the six months ended March 31, 2006 amounted to $2,242,000 or $.57 per diluted share compared to $2,497,000 or $.64 per diluted share for the same six month period a year ago.

      Despite the current operating results, President Geib remains optimistic about the future. "We are excited about opening our Upper Providence Office in June, 2006 and our new line of business serving the financial needs of small business customers in our market area. We believe our stakeholders will receive increased value from these strategies in the long-term. Although pricing pressure and the current yield curve may continue to impact earnings in the near future, credit quality will not be compromised."

      The decrease in the net interest income for the three-month period ended March 31, 2006 when compared to the same period in 2005 can be attributed to the decrease in interest rate spread to 1.56% in 2006 from 1.71% in 2005. Net interest income was $3.26 million for the three-month period ended March 31, 2006 compared to $3.35 million for the comparable period in 2005. The decrease in net interest income was primarily a result of an increase in the average rate paid on interest bearing liabilities to 3.62% in 2006 from 3.24% in 2005 and an increase in the average balance to $704.6 million in 2006 from $678.6 million in 2005. This was partially offset by an increase in the yield earned on assets to 5.18% in 2006 from 4.95% in 2005 along with an increase in the average balance to $743.4 million in 2006 from $715.0 million in 2005.

      Non-interest income decreased to $282,000 for the three-month period ended March 31, 2006 from $341,000 for the comparable period in 2005. The decrease is primarily due to the fact that the Company had less bank owned life insurance income, non-deposit product income and less non-sufficient funds fee income.

      For the three month period ended March 31, 2006, non-interest expenses increased by $18,000 or .9% to $2.03 million compared to $2.01 million for the same period in 2005. Management believes that these are reasonable increases in the cost of operations after considering the impact of the 2.9% growth in the assets of the Company since March 31, 2005. The annualized ratio of non-interest expenses to average assets for the three month period ended March 31, 2006 and 2005 was 1.06% and 1.09%, respectively.

      For the six month period ended March 31, 2006, non-interest expenses increased by $32,000 or 0.8% to $4.0 million compared to $3.97 million for the same period in 2005.

      The decrease in the net interest income for the six-month period ended March 31, 2006 when compared to the same period in 2005 can be attributed to the decrease in interest rate spread to 1.51% in 2006 from 1.70% in 2005. Net interest income was $6.3 million for the six-month period ended March 31, 2006 compared to $6.6 million for the same period in 2005. The decrease in net interest income was primarily a result of an increase in the average rate paid on interest bearing liabilities to 3.63% in 2006 from 3.22% in 2005 and an increase in the average balance to $705.4 million in 2006 from $673.4 million in 2005. This was partially offset by an increase in the yield earned on assets to 5.14% in 2006 from 4.92% in 2005 along with an increase in the average balance to $743.4 million from $708.7 million in 2005.

      Non-interest income decreased to $603,000 for the six-month period ended March 31, 2006 from $755,000 for the comparable period in 2005. The decrease is primarily due to the fact that the Company had $9,000 gain on investments available for sale in 2006 compared to $64,000 in 2005 and a decrease in non-sufficient funds fees to $146,000 in 2006 from $163,000 in 2005.

      The Company's assets increased to $769.9 million compared to $748.4 million a year ago. Stockholders' book value increased to $12.41 per share from $11.85 a year ago.

      As of March 31, 2006, the Company had no non-performing assets or 90-day delinquent loans and its efficiency ratio for the quarter was 57.42%, both outstanding performance ratios in the industry.

      Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

      This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of March 31, 2006


(Dollars in thousands except per share data)               Year-To-Date
                                                      -----------------------   -----------------------
((1) Unaudited)                                          Six Months Ended:        Three Months Ended:
                                                      -----------------------   -----------------------

                                                        Mar 31,      Mar 31,      Mar 31,      Mar 31,
Selected Consolidated Earnings Data                    2006 (1)     2005 (1)     2006 (1)     2005 (1)
                                                      ----------   ----------   ----------   ----------
Total interest income                                 $   19,105   $   17,427   $    9,635   $    8,849
Total interest expense                                    12,792       10,854        6,371        5,503
                                                      ----------   ----------   ----------   ----------

Net Interest Income                                        6,313        6,573        3,264        3,346
Provision for loan losses                                     --           --           --           --
                                                      ----------   ----------   ----------   ----------
Net Interest Income after Provision for Loan Losses        6,313        6,573        3,264        3,346
                                                      ----------   ----------   ----------   ----------

Gain on sale of investments                                    9           64            9           --
Non interest                                                 594          691          273          341
Total non interest expenses                                4,004        3,972        2,031        2,013
                                                      ----------   ----------   ----------   ----------

Income before income taxes                                 2,912        3,356        1,515        1,674
Income tax expense                                           670          859          354          432
                                                      ----------   ----------   ----------   ----------

Net Income                                            $    2,242   $    2,497   $    1,161   $    1,242
                                                      ==========   ==========   ==========   ==========


Per Common Share Data
-----------------------------------
Basic earnings                                        $     0.58   $     0.65   $     0.30   $     0.32
Diluted earnings                                      $     0.57   $     0.64   $     0.29   $     0.32
Dividends                                             $     0.31   $     0.28   $     0.16   $     0.15
Book value                                            $    12.41   $    11.85   $    12.41   $    11.85
Shares outstanding                                     3,864,665    3,880,336    3,864,665    3,880,336
Average shares outstanding - basic                     3,898,099    3,857,206    3,893,428    3,854,294
Average shares outstanding - diluted                   3,949,506    3,915,365    3,953,751    3,926,205

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of March 31, 2006


(Dollars in thousands except per share data)       Year-To-Date
                                              -----------------------   -----------------------
((1) Unaudited)                                  Six Months Ended:        Three Months Ended:
                                              -----------------------   -----------------------

                                                Mar 31,      Mar 31,      Mar 31,      Mar 31,
Other Selected Consolidated Data               2006 (1)     2005 (1)     2006 (1)     2005 (1)
                                              ----------   ----------   ----------   ----------

Return on average assets                           0.58%       0.68%         0.60%       0.67%
Return on average equity                           9.36%      11.08%         9.64%      10.91%
Net interest income rate spread                    1.64%       1.70%         1.70%       1.71%
Net yield on interest earning assets               1.70%       1.86%         1.76%       1.87%
Operating expenses to average assets               1.04%       1.09%         1.06%       1.09%
Efficiency ratio                                  57.97%      54.68%        57.42%      54.61%
Ratio of non-performing loans to total
  assets at end of period                          0.00%       0.03%         0.00%       0.03%
Loan loss reserve to total loans, net              0.53%       0.57%         0.53%       0.57%


                                        --------------------------------------------------------------
                                          Mar 31,      Dec 31,      Sept 30,     June 30,     Mar 31,
Selected Consolidated Financial Data      2006 (1)     2005 (1)       2005        2005(1)     2005 (1)
------------------------------------------------------------------------------------------------------
Total assets                            $  769,924   $  766,644   $  766,990   $  757,509   $  748,425
Loans receivable - net                     370,258      365,811      366,007      357,212      347,555
Loan loss reserve                            1,960        1,967        1,968        1,971        1,971
Cash & investment securities               118,986      111,107       98,135       92,351       88,346
Mortgage-backed securities                 241,633      252,545      265,009      268,106      274,512
FHLB stock                                  14,583       14,673       16,036       16,004       15,732
Deposits                                   431,866      429,513      418,980      412,667      411,852
FHLB advances                              284,891      283,791      297,268      289,308      285,214
Total stockholders' equity                  47,955       48,185       47,576       46,857       45,990